Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:    Cheryl R. Johnson                                   Edwin B. Cordell
            Vice President, Investor Relations           Chief Financial Officer
            NOVOSTE CORPORATION                              NOVOSTE CORPORATION
            (770) 717-6052                                        (770) 717-6053

              Novoste Reports Third Quarter 2000 Financial Results

NORCROSS, GA., October 17, 2000 - Novoste Corporation (Nasdaq: NOVT) today announced that for the quarter ended September 30, 2000, net sales reached a record $1,446,000, a 155% increase over net sales of $567,000 in the third quarter of 1999. For the nine months ended September 30, 2000, net sales totaled $3,584,000, compared to $1,205,000 during the first nine months of 1999. The increase in net sales was due to growing catheter utilization in certain key markets, such as Germany, and continued geographic expansion of sales. Additionally, these revenues reflect the implementation of SEC Staff Accounting Bulletin (SAB) 101 effective January 1, 2000, which clarifies the requirements for recognition of certain site installation revenues.

For the three months ended September 30, 2000, the Company reported a net loss of $8,705,000, or $(0.54) per share, compared to a net loss of $8,066,000, or $(0.57) per share, for the same period last year. For the nine months ended September 30, 2000, the net loss was $23,033,000, or $(1.50) per share, compared to a net loss of $23,567,000 or $(1.79) per share for the corresponding period in 1999. The increase in net loss for the quarter was attributable to higher operating expenses associated with preparation for U.S. market launch of the Beta-Cath(TM) System and with expanding international sales coverage. The slight decrease in net loss for the nine-month period was due to lower clinical trial expenses in 2000 compared to 1999. The cumulative effect of the implementation of SAB 101 on the Company's net income was insignificant. As of September 30, 2000, Novoste had $71 million in cash and cash equivalents to fund its operations.

William A. Hawkins, President & CEO of Novoste, remarked, "We were pleased to report record revenues this quarter, especially in light of the weakened euro and summer holidays in Europe. As expected, Novoste's net loss increased this period as we began building our U.S. sales force in anticipation of domestic market launch of the Beta-Cath(TM) System. With the recent receipt of the approvable letter from the FDA, this launch is likely to occur prior to our previous expectations." Issuance of an approvable letter means that the FDA has reviewed the Company's premarket approval application, as well as its own Advisory Committee's report and recommendation, and that the FDA is prepared to approve the application, pending Novoste's compliance with specific final conditions.

Mr. Hawkins commented further, "Later this week, Novoste will have a major presence at the Transcatheter Cardiovascular Therapeutics (TCT) meeting in Washington, D.C. We plan on announcing interim results of the START 40 Trial during the conference, as well as hosting several symposia dedicated to vascular brachytherapy."

The Company will host a conference call at 10:00 a.m. Eastern on Tuesday, October 17, 2000, to discuss the third quarter results. You may access the conference call on the Internet at either: 1) novoste.com (in the "Investor/Media" section), or 2) streetevents.com. The RealPlayer 7 software is required to listen to the audio stream; a link to the Real Networks Web site is provided on the sites mentioned above to download the free software.

Novoste Corporation, based in Atlanta, Ga., is a leader in the emerging field of vascular brachytherapy to reduce the incidence of restenosis. The company's Beta-Cath(TM) System is commercially available in the European Union and other countries outside the U.S. For more information on the Beta-Cath(TM) System or Novoste, please call (770) 717-0904 or visit the company's web site at www.novoste.com.

The forward-looking statements included in this news release reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties, including the demonstration of safety and efficacy of the Beta-Cath(TM) System, receipt and timing of FDA and other regulatory approvals, and other risks detailed in documents filed by Novoste with the SEC including its S-3 registration statement and Forms 10-K, 10-Q and 8-K.

                       - FINANCIAL HIGHLIGHTS TO FOLLOW -

                               NOVOSTE CORPORATION

                        CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)

                                    Three Months Ended September 30,   Nine Months Ended September 30,
                                        2000               1999            2000               1999
                                    ------------       ------------    ------------       ------------
Net Revenue (1)                     $  1,445,527       $    566,872    $  3,583,575       $  1,204,699
Cost of Sales                            977,146            539,777       2,594,894          1,216,943
                                    ------------       ------------    ------------       ------------
Gross Margin                             468,381             27,095         988,681            (12,244)
                                    ------------       ------------    ------------       ------------
Operating expenses
   Research and development            5,248,267          6,115,556      13,974,188         17,950,943
   Sales and marketing                 3,171,584          1,678,437       8,528,790          4,519,703
   General and administrative          1,855,862            917,379       4,271,017          2,731,284
                                    ------------       ------------    ------------       ------------
Total operating expenses              10,275,713          8,711,372      26,773,995         25,201,930
                                    ------------       ------------    ------------       ------------
Loss from operations                  (9,807,332)        (8,684,277)    (25,785,314)       (25,214,174)
Interest income                        1,102,550            618,007       2,752,457          1,647,630
                                    ------------       ------------    ------------       ------------
Net loss                            $ (8,704,782)      $ (8,066,270)   $(23,032,857)      $(23,566,544)
                                    ============       ============    ============       ============
Net loss per share                  $      (0.54)      $      (0.57)   $      (1.50)      $      (1.79)
                                    ============       ============    ============       ============

Shares used in computing net loss
per share                             16,005,921         14,134,862      15,382,341         13,170,928
                                    ============       ============    ============       ============

                            CONDENSED BALANCE SHEETS
                                   (unaudited)

                                                            September 30,  December 31,
                                                                2000          1999
                                                            -------------  ------------
ASSETS
Current assets
   Cash, cash equivalents and  short-term investments        $70,927,361   $41,423,692
   Other current assets                                        3,960,684     2,968,873
                                                             -----------   -----------
Total current assets                                          74,888,045    44,392,565
Other assets                                                   9,489,821     4,974,837
                                                             -----------   -----------
Total assets                                                 $84,377,866   $49,367,402
                                                             ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                          $ 7,894,214     6,302,558
Stockholders' equity                                          76,483,652    43,064,844
                                                             -----------   -----------
Total liabilities and stockholders' equity                   $84,377,866   $49,367,402
                                                             ===========   ===========

(1) The impact of SAB 101 on Net Revenue for the three months ended September 30, 2000 was insignificant. The impact on Net Revenue for the nine months ended September 30, 2000 was an increase of $238,110.


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